Exhibit 4(a)

NEXTERA ENERGY CAPITAL HOLDINGS, INC.
NEXTERA ENERGY, INC.
OFFICER’S CERTIFICATE
Creating the Series M Junior Subordinated Debentures due December 1, 2077
Aldo Portales, Assistant Treasurer of NextEra Energy Capital Holdings, Inc. (the “Company”), and Aldo Portales, Assistant Treasurer of NextEra Energy, Inc. (the “Guarantor”), pursuant to the authority granted in the accompanying Board Resolutions (all capitalized terms used herein which are not defined herein or in Exhibit A hereto, but which are defined in the Indenture referred to below, shall have the meanings specified in the Indenture), and pursuant to Sections 201 and 301 of the Indenture, do hereby certify to The Bank of New York Mellon (the “Trustee”), as Trustee under the Indenture (For Unsecured Subordinated Debt Securities) dated as of September 1, 2006 among the Company, the Guarantor and the Trustee, as amended (the “Indenture”), that:

1.
The securities to be issued under the Indenture in accordance with this certificate shall be designated “Series M Junior Subordinated Debentures due December 1, 2077” (referred to herein as the “Debentures of the Thirteenth Series”) and shall be issued in substantially the form set forth as Exhibit A hereto.

2.
The Debentures of the Thirteenth Series shall be issued by the Company in the initial aggregate principal amount of $550,000,000. Additional Debentures of the Thirteenth Series, without limitation as to amount, having substantially the same terms as the Outstanding Debentures of the Thirteenth Series (except for the payment of interest accruing prior to the issue date of the additional Debentures of the Thirteenth Series or except for the first payment of interest following the issue date of the additional Debentures of the Thirteenth Series) may also be issued by the Company pursuant to the Indenture without the consent of the Holders of the then-Outstanding Debentures of the Thirteenth Series. Any such additional Debentures of the Thirteenth Series as may be issued pursuant to the Indenture from time to time shall be part of the same series as the then‑Outstanding Debentures of the Thirteenth Series.

3.
The Debentures of the Thirteenth Series shall mature and the principal shall be due and payable, together with all accrued and unpaid interest thereon, on the Stated Maturity Date. The “Stated Maturity Date” means December 1, 2077.

4.	The Debentures of the Thirteenth Series will bear interest as provided in the form set forth as Exhibit A hereto.

5.	Interest on the Debentures of the Thirteenth Series shall be payable as provided in the form set forth as Exhibit A hereto.

6.
Registration of the Debentures of the Thirteenth Series, and registration of transfers and exchanges in respect of the Debentures of the Thirteenth Series, may be effectuated at the office or agency of the Company in New York City, New York. Notices and demands to or upon the Company in respect of the Debentures of the Thirteenth Series may be served at the office or agency of the Company in New York City, New York. The Corporate Trust Office of the Trustee will initially be the agency of the Company for such payment, registration, registration of transfers and exchanges and service of notices and demands, and the Company hereby appoints the Trustee as its agent for all such purposes; provided, however, that the Company reserves the right to change, by one or more Officer’s Certificates, any such office or agency and such agent. The Trustee will initially be the Security Registrar and the Paying Agent for the Debentures of the Thirteenth Series.

7.	The Debentures of the Thirteenth Series will be redeemable at the option of the Company prior to the Stated Maturity Date as provided in the form set forth as Exhibit A hereto.

8.
So long as all of the Debentures of the Thirteenth Series are held by a securities depository in book‑entry form, the Regular Record Date for the interest payable on any given Interest Payment Date with respect to the Debentures of the Thirteenth Series shall be the close of business on the Business Day immediately preceding such Interest Payment Date; provided, however, that if any of the Debentures of the Thirteenth Series are not held by a securities depository in book‑entry form, the Regular Record Date will be the close of business on the fifteenth (15th) calendar day immediately preceding such Interest Payment Date.

9.
So long as any Debentures of the Thirteenth Series are Outstanding, the failure of the Company to pay interest, including Additional Interest (as defined in the form of the Debentures of the Thirteenth Series set forth as Exhibit A hereto), if any, on any Debentures of the Thirteenth Series within thirty (30) days after the same becomes due and payable (whether or not payment is prohibited by the subordination provisions of Article Fourteen and Article Fifteen of the Indenture) shall constitute an Event of Default; provided, however, that a valid deferral of the interest payments by the Company as contemplated in Section 312 of the Indenture and paragraph 10 of this certificate shall not constitute a failure to pay interest for this purpose.

10.
Pursuant to Section 312 of the Indenture, so long as no Event of Default under the Indenture has occurred and is continuing with respect to the Securities of any series, the Company shall have the right, at any time and from time to time during the term of the Debentures of the Thirteenth Series, to defer the payment of interest for a period not exceeding ten (10) consecutive years, as provided in the form set forth as Exhibit A hereto.

11.
If the Company shall make any deposit of money and/or Eligible Obligations with respect to any Debentures of the Thirteenth Series, or any portion of the principal amount thereof, as contemplated by Section 701 of the Indenture, the Company shall not deliver an Officer’s Certificate described in clause (z) in the first paragraph of said Section 701 unless the Company shall also deliver to the Trustee, together with such Officer’s Certificate, either:

(A)    an instrument wherein the Company, notwithstanding the satisfaction and discharge of its indebtedness in respect of the Debentures of the Thirteenth Series, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the Trustee or Paying Agent such additional sums of money, if any, or additional Eligible Obligations (meeting the requirements of said Section 701), if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Eligible Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such Debentures of the Thirteenth Series or portions thereof, all in accordance with and subject to the provisions of said Section 701; provided, however, that such instrument may state that the obligation of the Company to make additional deposits as aforesaid shall be subject to the delivery to the Company by the Trustee of a notice asserting the deficiency accompanied by an

‑2‑

opinion of an independent public accountant of nationally recognized standing, selected by the Trustee, showing the calculation thereof; or
(B)    an Opinion of Counsel to the effect that, as a result of (i) the receipt by the Company from, or the publication by, the Internal Revenue Service of a ruling or (ii) a change in law occurring after the date of this certificate, the Holders of such Debentures of the Thirteenth Series, or the applicable portion of the principal amount thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of the Company’s indebtedness in respect thereof and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effectuated.

12.
The Debentures of the Thirteenth Series will be initially issued in global form registered in the name of Cede & Co., as registered owner and as nominee for The Depository Trust Company. The Debentures of the Thirteenth Series in global form shall bear the depository legend in substantially the form set forth as Exhibit A hereto. The Debentures of the Thirteenth Series in global form will contain restrictions on transfer, substantially as described in the form set forth as Exhibit A hereto.

13.
No service charge shall be made for the registration of transfer or exchange of the Debentures of the Thirteenth Series; provided, however, that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with such transfer or exchange.

14.
The Company reserves the right to require legends on Debentures of the Thirteenth Series as it may determine are necessary to ensure compliance with the securities laws of the United States and the states therein and any other applicable laws.

15.
The Company has previously reserved the right, without any consent, vote or other action by Holders of the Debentures of the Thirteenth Series, or of any other series of Securities issued after October 1, 2006, to amend the Indenture as follows:

To amend clause (6) of the second paragraph of Section 608 of the Indenture to read as follows:
“(6) payments under any preferred trust securities, subordinated debentures or junior subordinated debentures, or any guarantee thereof, executed and delivered by the Guarantor, the Company or any of their majority‑owned subsidiaries, in each case that rank equal in right of payment to the series of Securities with respect to which the Company has elected to defer the payment of interest, or the related guarantee (as the case may be), so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full;”.

16.
The Company reserves the right, without any consent, vote or other action by Holders of the Debentures of the Thirteenth Series, or of any other series of Securities issued after October 1, 2006, to amend this Officer’s Certificate as follows:

To amend clause (f) on page A-12 of the form of the Debentures of the Thirteenth Series set forth as Exhibit A hereto to read as follows:

‑3‑

“(f) payments under any preferred trust securities, subordinated debentures or junior subordinated debentures, or any guarantee thereof, executed and delivered by the Guarantor, the Company or any of their majority‑owned subsidiaries, in each case that rank equal in right of payment to the Debentures of the Thirteenth Series or the related guarantee (as the case may be), so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full;”.

17.
Notwithstanding the provisions of Section 802 of the Indenture, the principal of and accrued interest on the Debentures of the Thirteenth Series shall not be declared immediately due and payable by reason of the occurrence and continuation of an Event of Default specified in Section 801(c) of the Indenture applicable to the Debentures of the Thirteenth Series, and any notice of declaration of acceleration based on such Event of Default shall be null and void with respect to the Debentures of the Thirteenth Series. The Debentures of the Thirteenth Series will not be considered Outstanding for the purpose of determining whether the required vote described in Section 802 of the Indenture has been obtained for the declaration of acceleration by reason of the occurrence and continuation of an Event of Default specified in Section 801(c) of the Indenture applicable to the Debentures of the Thirteenth Series.

18.
Each of the Company and the Guarantor agrees, and by acceptance of the Debentures of the Thirteenth Series, each Holder will be deemed to have agreed, to treat the Debentures of the Thirteenth Series as indebtedness for United States federal, state and local tax purposes.

19.	The Debentures of the Thirteenth Series shall have such other terms and provisions as are provided in the form set forth as Exhibit A hereto.

20.
The undersigned has read all of the covenants and conditions contained in the Indenture relating to the issuance of the Debentures of the Thirteenth Series and the definitions in the Indenture relating thereto and in respect of which this certificate is made.

21.
The statements contained in this certificate are based upon the familiarity of the undersigned with the Indenture, the documents accompanying this certificate, and upon discussions by the undersigned with officers and employees of the Company familiar with the matters set forth herein.

22.
In the opinion of the undersigned, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenants and conditions have been complied with.

23.
In the opinion of the undersigned, such conditions and covenants and conditions precedent, if any (including any covenants compliance with which constitutes a condition precedent), to the authentication and delivery of the Debentures of the Thirteenth Series requested in the accompanying Company Order No. 13 and Guarantor Order No. 13, have been complied with.

‑4‑

IN WITNESS WHEREOF, I have executed this Officer’s Certificate on behalf of the Company this 2nd day of November 2017 in New York, New York.

/s/ Aldo Portales
Aldo Portales
Assistant Treasurer, NextEra Energy Capital Holdings, Inc.
IN WITNESS WHEREOF, I have executed this Officer’s Certificate on behalf of the Guarantor this 2nd day of November 2017 in New York, New York.

/s/ Aldo Portales
Aldo Portales
Assistant Treasurer, NextEra Energy, Inc.

‑5‑

Exhibit A
[Unless this certificate is presented by an authorized representative of The Depository Trust Company, a limited purpose company organized under the New York Banking Law (“DTC”), to NextEra Energy Capital Holdings, Inc. or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]

No._______________	CUSIP No. 65339K AV2
[FORM OF FACE OF JUNIOR SUBORDINATED DEBENTURE]
NEXTERA ENERGY CAPITAL HOLDINGS, INC.
SERIES M JUNIOR SUBORDINATED DEBENTURES DUE DECEMBER 1, 2077
NEXTERA ENERGY CAPITAL HOLDINGS, INC., a corporation duly organized and existing under the laws of the State of Florida (herein referred to as the “Company”, which term includes any successor Person under the Indenture (as defined below)), for value received, hereby promises to pay to ____________________, or registered assigns, the principal sum of ____________________ Dollars on December 1, 2077 (the “Stated Maturity Date”). The Company further promises (subject to deferral as set forth herein) to pay interest on the principal sum of this Series M Junior Subordinated Debenture due December 1, 2077 (this “Security”) to the registered Holder hereof at the rate of 4.800% per annum, in like coin or currency, semi-annually in arrears on June 1 and December 1 of each year until December 1, 2027 (the “Fixed Rate Period”) and at the rate per annum equal to the Three-Month LIBOR Rate plus 240.9 basis points (2.409%) (determined in the manner set forth on the reverse hereof), reset quarterly on the related LIBOR Rate Reset Date (as defined below), from December 1, 2027 to but excluding the Stated Maturity Date (the “Floating Rate Period”), in like coin or currency, quarterly in arrears on the 1st day of March, June, September and December of each year (each an “Interest Payment Date”) until the principal hereof is paid or duly provided for, such interest payments to commence on June 1, 2018 with respect to Fixed Rate Period and March 1, 2028 with respect to Floating Rate Period. Interest on the Securities of this series will accrue from and including November 2, 2017 to but excluding the first Interest Payment Date and thereafter will accrue from and including the last Interest Payment Date to which interest has either been paid or duly provided for to but excluding the next Interest Payment Date (each an “Interest Period”) (except that (i) the interest payment which is due on June 1, 2018 shall include interest that has accrued from November 2, 2017, and (ii) if this Security is authenticated during the period that (A) follows any particular Regular Record Date (as defined below) but (B) precedes the next occurring Interest Payment Date, then the registered Holder hereof shall not be entitled to receive any interest payment with respect to this Security on such next occurring Interest Payment Date). The Company also promises to pay Additional Interest (as defined below) with respect to an Optional Deferral Period (as defined below) to the registered Holder of this Security, to the extent payment of such

A ‑ 1

Additional Interest is enforceable under applicable law, on any interest payment that is not made on the applicable Interest Payment Date, as specified on the reverse of this Security. No interest will accrue on the Securities of this series with respect to the day on which the Securities of this series mature. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture referred to on the reverse of this Security (the “Indenture”), be payable to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the “Regular Record Date” for such interest installment which shall be the close of business on the Business Day immediately preceding such Interest Payment Date so long as all of the Securities of this series are held by a securities depository in book-entry form; provided that if any of the Securities of this series are not held by a securities depository in book-entry form, the Regular Record Date will be the close of business on the fifteenth (15th) calendar day immediately preceding such Interest Payment Date; and provided further that interest payable on the Stated Maturity Date or any Redemption Date will be paid to the same Person to whom the associated principal is to be paid. Any such interest not punctually paid or duly provided for will forthwith cease to be payable to the Person who is the Holder of this Security on such Regular Record Date and may be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date to be fixed by the Trustee for the payment of such Defaulted Interest, notice of which shall be given to Holders of Securities of this series not less than ten (10) days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.
Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in New York City, the State of New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, interest on this Security may be paid by check mailed to the address of the Person entitled thereto, as such address shall appear on the Security Register or by a wire transfer to an account designated by the Person entitled thereto.
During the Fixed Rate Period, the amount of interest payable for any semi-annual period will be computed on the basis of a 360-day year consisting of twelve 30-day months (and for any period shorter than a full semi-annual period, on the basis of the actual number of days elapsed during such period using 30-day calendar months), and during the Floating Rate Period, the amount of interest payable for any quarterly period will be computed on the basis of the actual number of days elapsed in the relevant period divided by 360.
During the Fixed Rate Period, if an Interest Payment Date, a Redemption Date or the Stated Maturity Date of the Securities of this series falls on a day that is not a Business Day, then payment of the interest or principal payable on such Interest Payment Date, Redemption Date or Stated Maturity Date will be made on the next succeeding day which is a Business Day (and no interest will be paid or other payment made in respect of such delay), and no interest on such payment will accrue for the period from and after such Interest Payment Date, Redemption Date or the Stated Maturity Date, as applicable.
Reference is hereby made to the further provisions of this Security set forth on the reverse of this Security, which further provisions shall for all purposes have the same effect as if set forth at this place. (All capitalized terms used in this Security which are not defined herein, including the reverse of this Security, but which are defined in the Indenture or in the Officer’s Certificate, shall have the meanings specified in the Indenture or in the Officer’s Certificate.)

A ‑ 2

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse of this Security by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed in New York, New York.

NEXTERA ENERGY CAPITAL HOLDINGS, INC.
By:

[FORM OF CERTIFICATE OF AUTHENTICATION]
CERTIFICATE OF AUTHENTICATION
Dated:
This is one of the Securities of the series designated therein referred to in the within‑mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee
By:
Authorized Signatory

A ‑ 3

[FORM OF GUARANTEE]
NEXTERA ENERGY, INC., a corporation organized under the laws of the State of Florida (the “Guarantor”, which term includes any successor under the Indenture (the “Indenture”) referred to in the Security upon which this Guarantee is endorsed), for value received, hereby unconditionally and irrevocably guarantees to the Holder of the Security upon which this Guarantee is endorsed, the due and punctual payment of the principal of, and premium, if any, and interest, including Additional Interest, if any, on such Security when and as the same shall become due and payable, whether on the Stated Maturity Date, by declaration of acceleration, call for redemption, or otherwise, in accordance with the terms of such Security and of the Indenture regardless of any defense, right of set‑off or counterclaim that the Guarantor may have (except the defense of payment). In case of the failure of the Company punctually to make any such payment, the Guarantor hereby agrees to cause such payment to be made punctually when and as the same shall become due and payable, whether on the Stated Maturity Date or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Company. The Guarantor’s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holder of the Security or to a Paying Agent, or by causing the Company to pay such amount to such Holder or a Paying Agent.
The Guarantor hereby agrees that its payment obligations hereunder shall be absolute and unconditional irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of such Security or the Indenture, any failure to enforce the provisions of such Security or the Indenture, or any waiver, modification or indulgence granted to the Company with respect thereto (except that the Guarantor will have the benefit of any waiver, modification or indulgence granted to the Company in accordance with the Indenture), by the Holder of such Security or the Trustee or any other circumstance which may otherwise constitute a legal or equitable discharge or defense of a surety or guarantor; provided, however, that notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Guarantor, increase the principal amount of such Security, or increase the interest rate thereon (including Additional Interest, if any), or change any redemption provisions thereof (including any change to increase any premium payable upon redemption thereof) or change the Stated Maturity Date thereof.
The Guarantor hereby waives the benefits of diligence, presentment, demand for payment, any requirement that the Trustee or the Holder of such Security exhaust any right or take any action against the Company or any other Person, the filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to such Security or the indebtedness evidenced thereby and all demands whatsoever, and covenants that this Guarantee will not be discharged in respect of such Security except by complete performance of the payment obligations contained in such Security and in this Guarantee. This Guarantee shall constitute a guaranty of payment and not of collection. The Guarantor hereby agrees that, in the event of a default in payment of principal, or premium, if any, or interest, if any, on such Security, whether on the Stated Maturity Date, by declaration of acceleration, call for redemption, or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Security, subject to the terms and conditions set forth in the Indenture, directly against the Guarantor to enforce this Guarantee without first proceeding against the Company.
The obligations of the Guarantor hereunder with respect to such Security shall be continuing and irrevocable until the date upon which the entire principal of, premium, if any, and interest, including Additional Interest, if any, on such Security has been, or has been deemed pursuant to the provisions of Article Seven of the Indenture to have been, paid in full or otherwise discharged.

A ‑ 4

The obligations evidenced by this Guarantee are, to the extent provided in the Indenture, subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Guarantor, and this Guarantee is issued subject to the provisions of the Indenture with respect thereto. Each Holder of a Security upon which this Guarantee is endorsed, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney‑in‑fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.
The Guarantor shall be subrogated to all rights of the Holder of a Security upon which this Guarantee is endorsed against the Company in respect of any amounts paid by the Guarantor on account of such Security pursuant to the provisions of this Guarantee or the Indenture; provided, however, that the Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until the principal of, and premium, if any, and interest, if any, on all Securities issued under the Indenture which are then due and payable shall have been paid in full.
This Guarantee shall remain in full force and effect and continue notwithstanding any petition filed by or against the Company for liquidation or reorganization, the Company becoming insolvent or making an assignment for the benefit of creditors or a receiver or trustee being appointed for all or any significant part of the Company’s property and assets, and shall, to the fullest extent permitted by law, continue to be effective or reinstated, as the case may be, if at any time payment of the Security upon which this Guarantee is endorsed, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the Holder of such Security, whether as a “voidable preference,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made. In the event that any such payment, or any part thereof, is rescinded, reduced, restored or returned on such Security, such Security shall, to the fullest extent permitted by law, be reinstated and deemed paid only by such amount paid and not so rescinded, reduced, restored or returned.
This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication of the Security upon which this Guarantee is endorsed shall have been manually executed by or on behalf of the Trustee under the Indenture.
All terms used in this Guarantee which are defined in the Indenture shall have the meanings assigned to them in such Indenture.
This Guarantee shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereunder, except to the extent that the law of any other jurisdiction shall be mandatorily applicable.
IN WITNESS WHEREOF, the Guarantor has caused this instrument to be duly executed in New York, New York.

NEXTERA ENERGY, INC.
By:

A ‑ 5

[FORM OF REVERSE OF SERIES M JUNIOR SUBORDINATED DEBENTURE
DUE DECEMBER 1, 2077]
This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture (For Unsecured Subordinated Debt Securities), dated as of September 1, 2006 (herein, together with any amendments thereto, called the “Indenture”, which term shall have the meaning assigned to it in such instrument), among the Company, NextEra Energy, Inc. and The Bank of New York Mellon, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture, including the Board Resolutions and Officer’s Certificate filed with the Trustee on November 2, 2017, creating the series designated on the face hereof (herein called the “Officer’s Certificate”), for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Securities of this series and of the terms upon which the Securities of this series are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.
During the Floating Rate Period the Securities of this series shall bear interest at a variable rate per annum (the “Floating Interest Rate”) equal to the Three‑Month LIBOR Rate (as defined below), plus 240.9 basis points (2.409%). The Floating Interest Rate on the Securities of this series for each Interest Period will be reset quarterly on the related LIBOR Rate Reset Date (as defined below).
During the Floating Rate Period, if an Interest Payment Date, other than a Redemption Date or the Stated Maturity Date of the Securities of this series, falls on a day that is not a Business Day, the Interest Payment Date will be postponed to the next day that is a Business Day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on the Interest Payment Date, except that if such next Business Day occurs in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day. During the Floating Rate Period, if a Redemption Date or the Stated Maturity Date of the Securities of this series falls on a day that is not a Business Day, then payment of the interest or principal payable on such Redemption Date or Stated Maturity Date will be made on the next succeeding day which is a Business Day (and no interest will be paid or other payment made in respect of such delay), and no interest on such payment will accrue for the period from and after such Redemption Date or the Stated Maturity Date, as applicable. If any LIBOR Rate Reset Date falls on a day that is not a LIBOR Business Day (as defined below), the LIBOR Rate Reset Date will be postponed to the next day that is a LIBOR Business Day, except that if such next LIBOR Business Day occurs in the next succeeding calendar month, the LIBOR Rate Reset Date will be the immediately preceding LIBOR Business Day. The Floating Interest Rate in effect on any LIBOR Rate Reset Date will be the applicable rate as reset on such LIBOR Rate Reset Date and the Floating Interest Rate applicable to any other day will be the Floating Interest Rate as reset on the immediately preceding LIBOR Rate Reset Date. The provisions of this paragraph shall supersede the provisions of Section 113 of the Indenture to the extent the provisions are inconsistent.
“Calculation Agent” means a banking institution or trust company to be appointed by the Company to act as calculation agent.
“LIBOR Business Day” means any day on which dealings in deposits in United States Dollars are transacted in the London Inter‑Bank Market.

A ‑ 6

“LIBOR Interest Determination Date” means the second LIBOR Business Day preceding each LIBOR Rate Reset Date.
“LIBOR Rate Reset Date” means, subject to the paragraph immediately preceding the definition of “Calculation Agent” set forth above, the 1st day of March, June, September and December of each year continuing until Maturity, commencing on December 1, 2027.
“Three‑Month LIBOR Rate” means the rate determined in accordance with the following provisions:
(1)    On the related LIBOR Interest Determination Date, the Calculation Agent will determine the Three‑Month LIBOR Rate, which will be the rate for deposits in United States Dollars having an index maturity of three months which appears on the Bloomberg L.P. page “BBAM” or on such other page as may replace the Bloomberg L.P. page “BBAM” on that service, or, if on such LIBOR Interest Determination Date, the Three‑Month LIBOR does not appear or is not available on the designated Bloomberg L.P. page “BBAM,” Reuters Page LIBOR01 (or such other page as may replace the Reuters Page LIBOR01 on that service) as of 11:00 a.m., London time, on the LIBOR Interest Determination Date.
(2)    If no rate appears on either the Bloomberg L.P. page “BBAM or the Reuters Page LIBOR01 on the LIBOR Interest Determination Date, the Calculation Agent will request the principal London offices of four major reference banks in the London Inter‑Bank Market (“Reference Banks”) selected by the Company to provide it with their offered quotations for deposits in United States Dollars for the period of three months, commencing on the applicable LIBOR Rate Reset Date, to prime banks in the London Inter‑Bank Market at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date and in a principal amount of not less than $1,000,000. If at least two quotations are provided, then the Three‑Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of those quotations. If fewer than two quotations are provided, then the Three‑Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the LIBOR Interest Determination Date by three major banks in New York City selected by the Company (“Major Banks”) for loans in United States Dollars to leading European banks, having a three‑month maturity and in a principal amount of not less than $1,000,000. If the banks selected by the Company are not providing quotations in the manner described by this paragraph, the rate for the quarterly interest period following the LIBOR Interest Determination Date will be the rate already in effect on that LIBOR Interest Determination Date.
Notwithstanding the foregoing items (1) and (2) above:
•    If the Calculation Agent determines on the relevant LIBOR Interest Determination Date that the LIBOR base rate has been discontinued, then the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the Calculation Agent determines there is an industry-accepted successor base rate, then the Calculation Agent shall use such successor base rate; and

A ‑ 7

•    If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the LIBOR Interest Determination Date and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.
The Floating Interest Rate for any Interest Period will at no time be higher than the maximum rate then permitted by applicable law.
All percentages resulting from any calculation of the Floating Interest Rate will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one‑millionths of a percentage point rounded upwards (e.g., 3.876545% (or .03876545) being rounded to 3.87655% (or .0387655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).
Absent willful misconduct, bad faith or manifest error, the Calculation Agent’s determination of the Three-Month LIBOR Rate (including if the LIBOR base rate has been discontinued, a substitute or successor base rate and any changes in the methodology for calculating such substitute or successor base rate) and its calculation of the applicable Floating Interest Rate for each Interest Period will be final and binding on the Company, the Trustee, the Calculation Agent and Holders of the Securities of this series. The Holders of the Securities of this series may obtain the Floating Interest Rate for the current and preceding Interest Periods by writing the Calculation Agent.
The Calculation Agent shall, as soon as practicable after 11:00 a.m., London time, on each LIBOR Interest Determination Date, determine the Floating Interest Rate and the Company will calculate the amount of interest payable on the Securities of this series in respect of the applicable Interest Period (the “Interest Amount”). The Interest Amount shall be calculated by multiplying the Floating Interest Rate for that Interest Period by a fraction, the numerator of which will be the actual number of days elapsed during such Interest Period (determined by including the first day of the Interest Period and excluding the last day), and the denominator of which will be 360, and by multiplying the result by the aggregate principal amount of the Securities of this series. The determination of the Interest Amount by the Company will (in the absence of willful misconduct, bad faith or manifest error) be final, conclusive and binding on all concerned. None of the Trustee, the Calculation Agent or the Company (or any of their respective officers, directors, agents, beneficiaries, employees or affiliates) shall have any liability to any Person for (i) the selection of the Reference Banks or the Major Banks or (ii) failure of the Reference Banks or the Major Banks to provide quotations to the Calculation Agent. Promptly upon the determination of the Floating Interest Rate and the calculation of the Interest Amount, the Calculation Agent and the Company, respectively, will notify the Trustee of such Floating Interest Rate and Interest Amount.
In addition to the option of the Company to redeem the Securities of this series in connection with a Tax Event or a Rating Agency Event described below, this Security shall also be redeemable at the option of the Company in whole at any time, or in part from time to time, on or after December 1, 2027, upon notice (the “Redemption Notice”) mailed at least thirty (30) days but not more than sixty (60) days prior to the date fixed for redemption (the “Redemption Date”) at the price equal to the sum of (i) 100% of the principal amount thereof plus (ii) accrued and unpaid interest thereon, if any, including Additional Interest, if any, to but excluding the Redemption Date (the “Redemption Price”).

A ‑ 8

If at the time the Redemption Notice is given, the redemption moneys are not on deposit with the Trustee, then, if such notice so provides, the redemption shall be subject to the receipt of the redemption moneys on or before the Redemption Date and such Redemption Notice shall be of no force or effect unless such moneys are received.
Upon payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Securities of this series or portions thereof called for redemption.
If before December 1, 2027 a Tax Event (as defined below) shall occur and be continuing, the Company shall have the right to redeem this Security, in whole but not in part, at any time within ninety (90) days following the occurrence of the Tax Event, upon a Redemption Notice, at the price equal to the sum of (i) 100% of the principal amount thereof plus (ii) accrued and unpaid interest thereon, if any, including Additional Interest, if any, to the date fixed for redemption (the “Tax Event Redemption Date”).
“Tax Event” means the receipt by the Guarantor or the Company of an Opinion of Counsel experienced in such tax matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any political subdivisions or taxing authorities, or any regulations under such laws or treaties, (b) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any such administrative pronouncement, ruling, regulatory procedure or regulation) (each, an “Administrative Action”), (c) any amendment to, clarification of, or change in the official position or the interpretation of any such Administrative Action or judicial decision or any interpretation or pronouncement that provides for a position with respect to such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, irrespective of the time or manner in which such amendment, clarification or change is introduced or made known, or (d) threatened challenge asserted in writing in connection with an audit of the Guarantor or the Company or any of their subsidiaries, or a publicly‑known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Securities of this series, which amendment, clarification, or change is effective, or which Administrative Action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly‑known, in each case after October 30, 2017, there is more than an insubstantial risk that interest payable by the Company on this Security is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States Federal income tax purposes.
Before December 1, 2027, the Company shall have the right to redeem this Security in whole but not in part, upon a Redemption Notice given at any time within ninety (90) days after the conclusion of any review or appeal process instituted by the Company or the Guarantor following the occurrence of a Rating Agency Event (as defined below), at the price equal to the sum of (i) 102% of the principal amount thereof plus (ii) accrued and unpaid interest thereon, if any, including Additional Interest, if any, to the date fixed for redemption (“Rating Agency Event Redemption Date”).
“Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable rating agency (as defined below) for purposes of assigning equity credit to securities such as the Securities of this series on the date of initial issuance of the Securities of this series (the “current methodology”), which reduces the amount of equity credit assigned to the Securities of this

A ‑ 9

series by the applicable rating agency as compared with the amount of equity credit that such rating agency had assigned to the Securities of this series as of the date of initial issuance thereof.
The term “rating agency” means any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934 and sometimes referred to in this Security as a “rating agency”), and the term “applicable rating agency” means any rating agency that (i)(a) published a rating for the Company or the Guarantor with respect to the initial issuance of the Securities of this series and (b) publishes a rating for the Company or the Guarantor at such time as a Rating Agency Event occurs, or (ii) any successor to a rating agency described in the preceding clause (i).

If at the time a Redemption Notice is given, the redemption moneys are not on deposit with the Trustee, then, if such notice so provides, the redemption shall be subject to the receipt of the redemption moneys on or before the Tax Event Redemption Date or Rating Agency Event Redemption Date, as the case may be, and such Redemption Notice shall be of no force or effect unless such moneys are received.
In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.
The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney‑in‑fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.
The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security upon compliance with certain conditions set forth in the Indenture, including the Officer’s Certificate described above.
If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of and interest on the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture; provided however, that the principal of and interest on the Securities of this series shall not be declared due and payable by reason of the occurrence and continuation of an Event of Default specified in Section 801(c) of the Indenture applicable to the Securities of this series, and any notice of declaration of acceleration based on such Event of Default shall be null and void with respect to the Securities of this series. The Securities of this series will not be considered Outstanding for the purpose of determining whether the required vote described in Section 802 of the Indenture has been obtained for the declaration of acceleration by reason of the occurrence and continuation of an Event of Default specified in Section 801(c) of the Indenture applicable to the Securities of this series.

A ‑ 10

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected by such amendment to the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be thus affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by Holders of the specified percentages in principal amount of the Securities of this series shall be conclusive and binding upon all current and future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of a majority in aggregate principal amount of the Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty (60) days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.
No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
Pursuant to Section 312 of the Indenture, so long as no Event of Default under the Indenture has occurred and is continuing with respect to the Securities of any series, the Company shall have the right, at any time and from time to time during the term of the Securities of this series, to defer the payment of interest for a period not exceeding ten (10) consecutive years (each period, commencing on the date that the first such payment would otherwise be made, an “Optional Deferral Period”); provided that no Optional Deferral Period shall extend beyond the Stated Maturity Date or end on a day other than an Interest Payment Date. During the Optional Deferral Period, interest (calculated for each Interest Period in the manner provided for on the face hereof, as if the interest payment had not been so deferred) will be compounded (x) semi-annually at the rate of 4.800% per annum during the Fixed Rate Period and (y) quarterly at the then prevailing rate during the Floating Rate Period. Any deferred interest on the Securities of this series during an Optional Deferral Period will accrue additional interest compounded semi-annually during the Fixed Rate Period and quarterly during the Floating Rate Period, on any interest payment that is not made on the applicable Interest Payment Date, which shall accrue at the then prevailing rate per annum borne by the Securities of this series, to the extent permitted by applicable law (“Additional Interest”). At the end of the Optional Deferral Period, which shall be an Interest Payment Date, the Company shall pay all interest accrued and unpaid hereon, including

A ‑ 11

Additional Interest accrued on the deferred interest, to the Person in whose name the Securities of this series are registered at the close of business on the Regular Record Date for the Interest Payment Date on which such Optional Deferral Period ended; provided that any such accrued and unpaid interest payable on the Stated Maturity Date or any Redemption Date will be paid to the Person to whom principal is payable. During any such Optional Deferral Period, neither the Guarantor nor the Company will, and each will cause their majority‑owned subsidiaries not to, (i) declare or pay any dividends or distributions on the Guarantor’s or the Company’s capital stock, (ii) redeem, purchase, acquire or make a liquidation payment with respect to any of the Guarantor’s or the Company’s capital stock, (iii) pay any principal, interest or premium on, or repay, repurchase or redeem any of the Guarantor’s or the Company’s debt securities that are equal or junior in right of payment to the Securities of this series or the Guarantee (as the case may be), or (iv) make any payments with respect to any Guarantor or Company guarantee of debt securities if such guarantee is equal or junior in right of payment to the Securities of this series or the Guarantee (as the case may be).
Subject to the reservation of right to amend clause (f) below, as described in paragraph 16 of the Officer’s Certificate, the foregoing provisions shall not prevent or restrict the Guarantor or the Company from making:
(a)    purchases, redemptions or other acquisitions of its capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents or a stock purchase or dividend reinvestment plan, or the satisfaction of its obligations pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring it to purchase, redeem or acquire its capital stock;
(b)    any payment, repayment, redemption, purchase, acquisition or declaration of dividend described in clauses (i) and (ii) above as a result of a reclassification of its capital stock, or the exchange or conversion of all or a portion of one class or series of its capital stock for another class or series of its capital stock;
(c)    the purchase of fractional interests in shares of its capital stock pursuant to the conversion or exchange provisions of its capital stock or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts;
(d)    dividends or distributions paid or made in its capital stock (or rights to acquire its capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of its capital stock) and distributions in connection with the settlement of stock purchase contracts;
(e)    redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future;
(f)    payments under any preferred trust securities guarantee or guarantee of subordinated debentures executed and delivered by the Guarantor concurrently with the issuance by a trust of any preferred trust securities, so long as the amount of payments made on any preferred trust securities or subordinated debentures (as the case may be) is paid on all preferred trust securities or subordinated debentures (as the case may be) then

A ‑ 12

outstanding on a pro rata basis in proportion to the full distributions to which each series of preferred trust securities or subordinated debentures (as the case may be) is then entitled;
(g)    payments under any guarantee of junior subordinated debentures, which guarantee is executed and delivered by the Guarantor (including a Guarantee under the Indenture), so long as the amount of payments made on any junior subordinated debentures is paid on all junior subordinated debentures then outstanding on a pro rata basis in proportion to the full payment to which each series of junior subordinated debentures is then entitled;
(h)    dividends or distributions by the Company on its capital stock to the extent owned by the Guarantor; or
(i)    redemptions, purchases, acquisitions or liquidation payments by the Company with respect to its capital stock to the extent owned by the Guarantor.
Prior to the termination of any such Optional Deferral Period, the Company may further defer the payment of interest, provided that such Optional Deferral Period together with all such previous and further deferrals of interest payments shall not exceed ten (10) consecutive years at any one time or extend beyond the Stated Maturity Date of the Securities of this series. Upon the termination of any such Optional Deferral Period and the payment of all amounts then due, including interest on deferred interest payments, the Company may elect to begin a new Optional Deferral Period, subject to the above requirements. No interest shall be due and payable during an Optional Deferral Period, except at the end thereof. The Company will give the Trustee notice of its election of an Optional Deferral Period at least ten (10) days and not more than sixty (60) days before the applicable Interest Payment Date. The Trustee will promptly forward notice of such election to each Holder of record of the Securities of this series.
The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor and of authorized denominations, as requested by the Holder surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.
The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Trustee or any such agent shall be affected by notice to the contrary.
Each of the Company and the Guarantor has agreed, and by acceptance of this Security, the Holder will be deemed to have agreed, to treat this Security as indebtedness for United States federal, state and local tax purposes.

A ‑ 13